Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
 Press Release

For More Information, call: 845-482-4000

Contact Raymond Walter, President — CEO	For Release May 10, 2006
Company Press Release
Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend and Announces Stock Repurchase Program
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today first quarter net income after taxes of $973,000 ($0.22 basic earnings per share) compared to $1,360,000 ($0.31 basic earnings per share) for the first quarter of 2005.
A cash dividend in the amount of eleven cents ($0.11) on the common stock of the company was declared at the May 9, 2006 meeting of the Board of Directors. The dividend is payable on June 1, 2006 to stockholders of record at the close of business on May 16, 2006.
The Board of Directors also authorized the repurchase of up to 100,000 of its outstanding shares in the open market or in privately negotiated transactions. These shares will be purchased from time to time over a twelve-month period depending on market conditions.
Total assets as of March 31, 2006 were $406,113,000, total deposits were $330,954,000 and net loans were $240,255,000.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.